For Period ended 05/31/10                                             Series 18
File Number 811-7852

Item 77D(d): Policies with Respect to Security Investments
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Rule 2a-7 has been amended by the U.S. Securities and Exchange Commission, affecting the USAA Treasury Money Market Trust. The change allows the Fund to invest up to 5% of its net assets in illiquid securities, which generally are securities that the Fund cannot sell or dispose of in the ordinary course of business within seven days at approximately the value ascribed to such securities by the Fund.